Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Third Quarter Results

Updates 2023 Financial Guidance and Reiterates Long-Term Targets

Total Revenue of $97.9 million, down 7% Year-over-Year; Record Third Quarter Service Revenue of $79.5 million, up 6% Year-over-Year

Net Income of $20.9 million; Adjusted EBITDA(1) of $43.2 million

BROOMFIELD, CO - November 7, 2023 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended September 30, 2023.

Q3 2023 Highlights

•
Total revenue of $97.9 million decreased 7% compared to Q3 2022.
o
Record service revenue of $79.5 million increased 6% compared to Q3 2022 and 1% compared to Q2 2023.
o
Equipment revenue of $18.4 million decreased 39% compared to Q3 2022 and decreased 24% compared to Q2 2023.
•
AVANCE equipment units shipped totaled 192, a decrease of 51% compared to Q3 2022 and a decrease of 31% compared to Q2 2023.
•
Total ATG aircraft online (“AOL”) reached 7,150, an increase of 6% compared to Q3 2022 and an increase of 1% compared to Q2 2023.
•
Total AVANCE AOL grew to 3,784, an increase of 23% compared to Q3 2022 and 5% compared to Q2 2023. AVANCE units comprised approximately 53% of total AOL as of September 30, 2023, up from 45% as of September 30, 2022.
o
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,373, compared to $3,376 in Q3 2022 and $3,371 in Q2 2023.
•
Net income of $20.9 million increased 4% from $20.2 million in Q3 2022.
o
Diluted earnings per share was $0.16 compared to $0.15 in Q3 2022.
•
Adjusted EBITDA(1) of $43.2 million, which includes approximately $2.6 million of operating expenses related to Gogo Galileo, decreased 1% compared to Q3 2022 and 2% compared to Q2 2023.
•
Cash provided by operating activities of $18.7 million in Q3 2023 decreased from $27.7 million in the prior year period.
o
Free Cash Flow(1) was $21.0 million in Q3 2023, an increase from $8.5 million in the prior-year period due primarily to a reduction in capital expenditures.
o
Cash, cash equivalents and short-term investments totaled $110.8 million as of September 30, 2023 compared to $97.2 million as of June 30, 2023.

"We are in a two-year investment cycle launching Gogo 5G and Galileo (our global LEO satellite product) to deliver order-of-magnitude improvements in network speed and coverage, grow our addressable market, and strengthen our competitive position," said Oakleigh Thorne, Chairman and CEO. "We expect these investments to drive significant growth starting in 2025 and to drive substantial returns for shareholders."

"Despite near-term revenue headwinds, Gogo maintains our long-term targets of approximately 15-17% revenue growth from 2022-2027 and $150 million to $200 million of Free Cash Flow in 2025. Our guidance is underpinned by our strong outlook for our planned Gogo 5G and Gogo Galileo product launches, in an underpenetrated global market," said Jessi Betjemann, Executive Vice President and CFO. "We expect to continue to strengthen our balance sheet while investing in our key growth initiatives."

2023 Financial Guidance and Long-Term Financial Targets

The Company provides the following guidance for 2023, which includes the impact of the Federal Communications Commission's Secure and Trusted Communications Networks Reimbursement Program ("FCC Reimbursement Program").

•
Total revenue in the range of $390 million to $400 million, versus prior guidance in the range of $410 million to $420 million, driven predominantly by lower equipment revenue.
•
Adjusted EBITDA(1) at the high end of the previously guided range of $150 million to $160 million reflecting operating expenses of approximately $15 million for strategic and operational initiatives including Gogo 5G, Gogo Galileo and the FCC Reimbursement Program.
•
Free Cash Flow(1) at the high end of the previously guided range of $60 million to $70 million which includes approximately $20 million of negative Free Cash Flow due to the expected lag of reimbursements tied to the FCC Reimbursement Program.
•
Capital expenditures of $25 million to $30 million including $12 million for the Gogo 5G program and $2 million related to the FCC Reimbursement Program, versus prior guidance at the low end of $30 million to $40 million.

The Company reiterates the following long-term financial targets:

•
Revenue growth at a compound annual growth rate of approximately 15%-17% from 2022 through 2027. The Company continues to expect that Gogo Galileo will contribute revenue beginning in 2025.
•
Annual Adjusted EBITDA Margin(1) in the mid-40% range by 2027.
•
Free Cash Flow(1) in the range of $150 million to $200 million in 2025, without the effect of the FCC Reimbursement program, and growing thereafter. The FCC Reimbursement Program is expected to positively impact Free Cash Flow in 2025.

(1)
See “Non-GAAP Financial Measures” below

Conference Call

The Company will host its third quarter conference call on November 7, 2023 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at http://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please use the below link to retrieve your unique conference ID to use to access the earnings call.

https://register.vevent.com/register/BIc916c46af134493e80fe6a372b98e364

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2023, Adjusted EBITDA Margin for fiscal 2027 or Free Cash Flow for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; the impact of competition; our reliance on third parties for equipment components and services; the impact of global supply chain and logistics issues and increasing inflation; our ability to expand our business outside of the United States; our ability to recruit, train and retain highly skilled employees; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; our ability to evaluate or pursue strategic opportunities; our ability to develop and deploy Gogo 5G, Global Broadband or other next generation technologies and the timing thereof; our ability to maintain our rights to use our licensed 3Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations;

the impact of government regulation ; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of our substantial indebtedness; limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of September 30, 2023, Gogo reported 3,784 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 7,150 aircraft flying with its broadband ATG systems onboard, and 4,395 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Service revenue	$79,546	$75,252	$237,107	$218,983
Equipment revenue	18,403	30,066	62,660	76,921
Total revenue	97,949	105,318	299,767	295,904
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	18,116	17,297	51,732	47,683
Cost of equipment revenue (exclusive of amounts shown below)	12,320	19,261	47,983	50,410
Engineering, design and development	9,154	7,988	26,259	21,346
Sales and marketing	7,015	6,240	21,748	18,539
General and administrative	13,336	15,474	40,734	44,289
Depreciation and amortization	4,692	2,716	12,022	10,006
Total operating expenses	64,633	68,976	200,478	192,273
Operating income	33,316	36,342	99,289	103,631
Other expense (income):
Interest income	(1,622)	(690)	(5,509)	(931)
Interest expense	8,025	8,781	24,807	29,442
Loss on extinguishment of debt	—	—	2,224	—
Other (income) expense, net	(728)	95	(733)	112
Total other expense	5,675	8,186	20,789	28,623
Income before income taxes	27,641	28,156	78,500	75,008
Income tax (benefit) provision	6,728	7,980	(52,711)	10,619
Net income	$20,913	$20,176	$131,211	$64,389

Net income attributable to common stock per share:
Basic	$0.16	$0.16	$1.01	$0.53
Diluted	$0.16	$0.15	$0.98	$0.50
Weighted average number of shares:
Basic	129,951	129,914	129,632	121,762
Diluted	133,320	134,221	133,382	134,454

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$86,157	$150,550
Short-term investments	24,655	24,796
Total cash, cash equivalents and short-term investments	110,812	175,346
Accounts receivable, net of allowances of $1,884 and $1,778, respectively	49,356	54,210
Inventories	62,792	49,493
Prepaid expenses and other current assets	63,873	45,100
Total current assets	286,833	324,149
Non-current assets:
Property and equipment, net	100,982	104,595
Intangible assets, net	52,719	49,509
Operating lease right-of-use assets	71,539	75,261
Other non-current assets, net of allowances of $545 and $501, respectively	37,239	43,355
Deferred income taxes	217,976	162,657
Total non-current assets	480,455	435,377
Total assets	$767,288	$759,526
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$15,328	$13,646
Accrued liabilities	38,219	60,056
Deferred revenue	1,704	3,418
Current portion of long-term debt	7,250	7,250
Total current liabilities	62,501	84,370
Non-current liabilities:
Long-term debt	588,733	690,173
Non-current operating lease liabilities	74,481	79,241
Other non-current liabilities	8,031	7,611
Total non-current liabilities	671,245	777,025
Total liabilities	733,746	861,395
Stockholders’ equity (deficit)
Common stock	14	14
Additional paid-in capital	1,396,348	1,385,933
Accumulated other comprehensive income	23,913	30,128
Treasury stock, at cost	(158,375)	(158,375)
Accumulated deficit	(1,228,358)	(1,359,569)
Total stockholders’ equity (deficit)	33,542	(101,869)
Total liabilities and stockholders’ equity (deficit)	$767,288	$759,526

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2023	2022
Operating activities:
Net income	$131,211	$64,389
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	12,022	10,006
Loss on asset disposals, abandonments and write-downs	285	166
Provision for expected credit losses	541	855
Deferred income taxes	(53,255)	10,470
Stock-based compensation expense	15,729	14,101
Amortization of deferred financing costs and interest rate caps	2,671	2,486
Accretion of debt discount	304	345
Changes in fair value of equity investment	(773)	—
Loss on extinguishment of debt	2,224	—
Changes in operating assets and liabilities:
Accounts receivable	4,356	(12,289)
Inventories	(13,299)	(12,622)
Prepaid expenses and other current assets	(37,454)	12,862
Contract assets	2,822	(2,836)
Accounts payable	2,526	1,116
Accrued liabilities	(5,091)	(16,245)
Deferred revenue	(1,708)	(222)
Accrued interest	(9,565)	1,720
Other non-current assets and liabilities	(728)	(2,363)
Net cash provided by operating activities	52,818	71,939
Investing activities:
Purchases of property and equipment	(14,006)	(35,187)
Acquisition of intangible assets—capitalized software	(4,711)	(4,745)
Proceeds from FCC Reimbursement Program	3	—
Proceeds from interest rate caps	20,165	803
Redemptions of short-term investments	49,524	—
Purchases of short-term investments	(49,383)	—
Purchase of equity investment	(5,000)	—
Net cash used in investing activities	(3,408)	(39,129)
Financing activities:
Payments on term loan	(105,438)	(5,438)
Repurchases of common stock	—	(18,375)
Payments on financing leases	(117)	(136)
Stock-based compensation activity	(8,326)	(2,703)
Net cash used in financing activities	(113,881)	(26,652)
Effect of exchange rate changes on cash	78	65
(Decrease) increase in cash, cash equivalents and restricted cash	(64,393)	6,223
Cash, cash equivalents and restricted cash at beginning of period	150,880	146,268
Cash, cash equivalents and restricted cash at end of period	$86,487	$152,491
Cash, cash equivalents and restricted cash at end of period	$86,487	$152,491
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$86,157	$152,161
Supplemental cash flow information:
Cash paid for interest	$53,911	$28,841
Cash paid for taxes	429	289
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$5,425	$11,549

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Aircraft online (at period end)
ATG	7,150	6,777	7,150	6,777
Narrowband satellite	4,395	4,484	4,395	4,484
Average monthly connectivity service revenue per aircraft online
ATG	$3,373	$3,376	$3,378	$3,342
Narrowband satellite	294	297	297	263
Units sold
ATG	192	388	692	944
Narrowband satellite	40	43	132	144
Average equipment revenue per unit sold (in thousands)
ATG	$77	$68	$73	$69
Narrowband satellite	39	39	48	50

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.
•
Narrowband satellite aircraft online. We define narrowband satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per narrowband satellite aircraft online. We define average monthly connectivity service revenue per narrowband satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per narrowband satellite unit sold. We define average equipment revenue per narrowband satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2023	2022	2023 over 2022	2023	2022	2023 over 2022
Service revenue	$79,546	$75,252	5.7%	$237,107	$218,983	8.3%
Equipment revenue	18,403	30,066	(38.8)%	62,660	76,921	(18.5)%
Total revenue	$97,949	$105,318	(7.0)%	$299,767	$295,904	1.3%

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2023	2022	2023 over 2022	2023	2022	2023 over 2022
Cost of service revenue (1)	$18,116	$17,297	4.7%	$51,732	$47,683	8.5%
Cost of equipment revenue (1)	$12,320	$19,261	(36.0)%	$47,983	$50,410	(4.8)%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2023	2022	2023	2022	2023
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$20,913	$20,176	$131,211	$64,389	$89,849
Interest expense	8,025	8,781	24,807	29,442	7,806
Interest income	(1,622)	(690)	(5,509)	(931)	(1,971)
Income tax (benefit) provision	6,728	7,980	(52,711)	10,619	(63,827)
Depreciation and amortization	4,692	2,716	12,022	10,006	4,539
EBITDA	38,736	38,963	109,820	113,525	36,396
Stock-based compensation expense	5,235	4,690	15,729	14,101	5,453
Change in fair value of equity investment	(773)	—	(773)	—	—
Loss on extinguishment of debt	—	—	2,224	—	2,224
Adjusted EBITDA	$43,198	$43,653	$127,000	$127,626	$44,073

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$18,677	$27,699	$52,818	$71,939	$15,627
Consolidated capital expenditures (1)	(5,355)	(19,982)	(18,717)	(39,932)	(8,766)
Proceeds from FCC Reimbursement Program (1)	3	—	3	—	—
Proceeds from interest rate caps (1)	7,676	803	20,165	803	6,402
Free cash flow	$21,001	$8,520	$54,269	$32,810	$13,263

(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2023 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$64	$69
Consolidated capital expenditures	(30)	(25)
Proceeds from interest rate caps	26	26
Free cash flow	$60	$70

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) changes in fair value of an equity investment and (iii) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the changes in fair value of an equity investment from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the infrequently occurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.